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                               Exhibit 1.A.5(b)

Endorsement

As of the Endorsement Date the following changes are made:

 "The Fixed Account
 The Fixed Account is a segmented fund within the general account of the Company.

 If you elect the Fixed Account, the first date on which money is applied to the Fixed Account for the Policy is the latest of:

 .  45 days after Part I of the Application is signed;
 . 10 days after the Company mails the separate Notice of Withdrawal Right; . The date the full premium is received by the Company; and . The effective date of the election of the Fixed Account.

 Before this date, the value of the portion of the net premium allocated to the Fixed Account will depend on the net investment performance of the Money Market Series of the New England Zenith Fund less any charges for mortality risk and expense risk.

 Each transfer to the Fixed Account will be applied as of the transfer date.

 Fixed Account Interest
 The rate of interest for each amount applied to the Fixed Account: will be the rate set by the Company in advance for the date the amount is applied to the Fixed Account; and will not be less than a rate equivalent to an annual effective rate of 4%. The effective interest rate used on your Policy will be the weighted average of all such rates for your Policy.

 Each year, on the policy anniversary, the Company will determine a portion, if any, of the Policy's share of the Fixed Account which will be reinvested at the rate effective on that date.

 Interest will be credited to the Fixed Account on a daily basis.

 Restriction of New Amounts Applied to the Fixed Account

 The Company reserves the right to restrict new amounts applied to the Fixed Account if the rate of interest that would be used for the new amount is a rate equivalent to an annual effective rate of 4%.


Endorsement Date:

 Transfers Out of the Fixed Account
 You can transfer a limited portion of the Policy's share of the Fixed Account to the sub-accounts once within 30 days before each policy anniversary. The transfer will be limited to the greater of: 15% of the Policy's share of the Fixed Account; and the amount of the Policy's share of the Fixed Account transferred to the sub-accounts the prior year."

is added to the Policy.

Modification of the Contract Section

 "Postponement of Surrenders, Transfers and Loans From The Fixed Account

 The Company can postpone the payment of the portion of the Policy's Net Cash Value which is in the Fixed Account for not more than six months after surrender. If payment is postponed for more than 30 days, it will be credited with interest from the date of surrender. The rate of interest will be set each year by the Company; but the rate will not be less than 3 1/2% per year.

 The Company can postpone transfers from the Fixed Account for not more than six months from the date of the request. The effective date of the transfer is the date on which values are transferred from the Fixed Account.

 The Company can postpone the making of any Policy Loan from the Fixed Account for not more than six months from the day you apply, except Loans to pay premiums on policies issued by the Company."

is added to the Contract Section.


Modification of the Variable Account Section

 "The Cash Value of the Policy at any time cannot be allocated among more than 10 sub-accounts, except with the consent of the Company; and the Fixed Account will be counted in the limit of 10.
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 The values and benefits of a policy depend on: the investment performance of the portfolios in which the sub-accounts are invested; and the interest credited to the Policy's share of the Fixed Account. The Company does not guarantee the investment performance of the portfolios of the sub-accounts. You bear the investment risk for amounts invested in the sub-accounts for your Policy."

is substituted for the fourth and fifth paragraphs of the Sub-Accounts provision.

 "After the Right to Return the Policy period you can transfer all or a portion of the Policy's existing share in a sub-account to another sub-account or to the Fixed Account. (See the Registration of New Amounts Applied to the Fixed Account provision.)"

is substituted for the first sentence of the Transfer Option provision.


Modification of the Cash Value of the Policy Section

"The Cash Value of the Policy will depend on the net investment performance of the Money Market Series of the New England Zenith Fund less any charges for mortality risk and expense risk until the later of: 45 days after Part I of the Application is signed; and 10 days after the Company mails the separate Notice of Withdrawal Right. Thereafter, the Cash Value of the Policy is equal to: the Policy's share of the elected sub-accounts; plus the Policy's share of the Fixed Account; plus the amount of any assets transferred to the general account of the Company because of Policy Loans. (See Section 8.) The amount of the Cash Value depends on: the amount of the net premium; investment performance of the elected sub-accounts; interest credited to the Policy's share of the Fixed Account; cost of insurance charges; transfers among sub-accounts and the Fixed Account; and Policy Loans. The Cash Value can increase or decrease on a daily basis, depending on: the investment performance of the elected sub-accounts; and the interest credited to the Policy's share of the Fixed Account. (See Actual Investment Return below.)

 The Cash Value of the Policy is not increased by the Cash Value of any Rider, unless stated in the Rider."

is substituted for the Cash Value provision.

 "The cost of insurance will be deducted in the same proportion as the Cash Value of the Policy is in the sub-accounts and the Fixed Account."

is substituted for

 "The cost of insurance will be deducted in the same proportion as the Policy is invested in the sub-accounts."

in the Cost of Insurance provision.

 "The Charge will be deducted in the same proportion as the Cash Value of the Policy is in the sub-accounts and the Fixed Account."

is substituted for

 "The Charge will be deducted in the same proportion as the Policy is invested in the sub-accounts."

in the Total Ten Year Deferred Charge provision.

 "Base Investment Return
 The Policy has a Base Investment Return for each Valuation Period for its share of each elected sub-account and of the Fixed Account. The Policy's Base Investment Return is the amount which would be earned by the Policy's share if the sub-account had investment performance and the Fixed Account had interest credited at a monthly compounded rate equivalent to an annual effective rate of 4%.

is substituted for the Base Investment Return provision.
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"The Policy has an Actual Investment Return for each Valuation Period for its share of each elected sub-account and of the Fixed Account.

The Actual Investment Return for the Fixed Account for each Valuation Period is equal to (a) minus (b); where:

 .  (a) is equal to the Policy's share of the Fixed Account as of the end of the
   Valuation Period;
     PLUS
   the cost of insurance deducted in the Valuation Period;
     PLUS
   the interest credited during the Valuation Period to any borrowed portion of the Policy's Cash Value; and
 . (b) is equal to the Policy's share of the Fixed Account for the next preceeding Valuation Period."

is added to the Actual Investment Return provision.


Modification of the Death Benefit Section

  "Guaranteed Minimum Death Benefit
  The Guaranteed Minimum Death Benefit is equal to the Face Amount shown in
  Section 1, regardless of investment performance and interest credited."

is substituted for the Guaranteed Minimum Death Benefit provision.


Modification of the Policy Loans Section

  "Unless you request otherwise, Policy Loans will reduce first, the Policy's share of the sub-accounts proportionately and second, the Policy's share of the Fixed Account, except as noted below in the Interest on Loans; Policy Loan Balance provision."

is substituted for

  "Policy Loans will reduce the Policy's share of the sub-accounts proportionately, unless you request otherwise."

in the Policy Loans provision.

  "Loan interest not paid when due will be added to the Loan and will bear interest; when loan interest is added to the Loan, the Policy's share of the sub-accounts and of the Fixed Account will be reduced proportionately."

is substituted for the last sentence of the Interest on Loans; Policy Loan Balance provision.

  "Loan repayments will be allocated: first, to repay the Loans made against the Fixed Account; and second, unless you request otherwise, to repay the Loans made against the sub-accounts in the the same proportion as the Policy is invested in the sub-accounts."

is substituted for

  "Loan repayments will be allocated in the same proportion as the Policy is invested in the sub-accounts, unless you requested otherwise."

in the Repayment of Loans provision.


New England Life Insurance Company
501 Boylston Street, Boston, Massachusetts

/s/ Robert A. Shufto          /s/ David D. Jordan
      President                    Secretary